Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

August 15, 2025

by and among

CAPSTONE HOLDING CORP., a Delaware corporation,

D22L, Inc., a North Carolina corporation,

David T. Clary,

and

Edwin Stuart Powell III

i

Table of Contents (continued)

ii

EXHIBITS

A	Description of F Reorganization	A-1
B	Definitions	B-1
C	Earn-Out Agreement	C-1
D	Seller Note	D-1
E	Subordination Agreement	E-1
F	[Reserved]	F-1
G	Owners Certificate	G-1
H	Financials	H-1

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement, dated as of August 15, 2025 (as amended or otherwise modified, this “Agreement”), is by and among Capstone Holding Corp., a Delaware corporation (the “Buyer”), D22L, Inc., a North Carolina corporation (the “Seller Entity”), David T. Clary, an individual (“Clary”), Edwin Stuart Powell III, an individual (“Powell”, and together with Clary, each an “Owner” and collectively, the “Owners”) The Seller Entity and each of the Owners are collectively referred to herein as the “Sellers” and each individually, as a “Seller”.

recitals

WHEREAS, the Seller Entity, after the consummation of the F Reorganization, a complete description of which is attached hereto and incorporated by reference in its entirety as Exhibit A, owns all of the issued and outstanding membership interests (the “Holdings Membership Interests”) in Carolina Stone Holdings, LLC, a Delaware limited liability company (“Holdings”), which owns all of the issued and outstanding membership interests of Carolina Stone Distributors, LLC, a Delaware limited liability company (“Distributor”; and together with Holdings, the “Companies” and each individually, a “Company”);

WHEREAS, the Companies operate showrooms, warehouses and staging yards to sell and distribute stone products and the installation of stonework in residential and commercial properties (the “Business”); and

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Seller Entity desires to sell of the Holdings Membership Interests to the Buyer, and the Buyer desires to purchase all of the Holdings Membership Interests from the Seller Entity.

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereby agree as follows:

agreement

1. DEFINITIONS.

Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in Exhibit B.

2. CLOSING.

2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller Entity will sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller Entity, all of the Holdings Membership Interests, free and clear of any Encumbrances.

2.2 Purchase Price. The aggregate consideration payable by the Buyer to the Seller Entity for the Holdings Membership Interests (the “Purchase Price”) shall be (i) $2,625,000 in cash (as adjusted pursuant to Section 2.6) (the “Cash Purchase Price”), plus (ii) the Seller Note, plus (iii) the amount payable pursuant to the terms of the earn-out agreement in the form attached hereto as Exhibit C (the “Earn-Out Agreement”), if any.

2.3 Signing; the Closing.

2.3.1 On the date hereof, (a) the Buyer will deliver to the Sellers a copy of this Agreement, duly executed and delivered by the Buyer, (b) the Seller Entity will deliver to the Buyer and the Owners a copy of this Agreement, duly executed and delivered by the Seller Entity, and (c) each Owner will deliver to the Buyer, the Seller Entity and the other Owner a copy of this Agreement, duly executed and delivered by such Owner.

2.3.2 The purchase and sale of the Holdings Membership Interests (the “Closing”) will take place remotely via the electronic exchange of execution versions of this Agreement and the Ancillary Agreements via email by .pdf no later than the third (3rd) Business Day after the fulfillment or waiver of all conditions set forth in Sections 9.1 and 9.2 (other than those to be satisfied at Closing itself, but subject to the satisfaction or waiver of such conditions (the “Closing Date”). The effective time for the transactions deemed to occur on the Closing Date shall be 12:00 A.M. (local time in New York City).

2.4 Closing Deliveries. The parties shall take the actions set forth in this Section 2.4 at the Closing.

2.4.1 Buyer Deliveries to the Seller Entity. At the Closing, the Buyer shall deliver to the Seller Entity:

(a) that certain subordinated note issued by the Buyer in favor of the Seller Entity in the original principal amount of $1,250,000, a copy of which is attached hereto as Exhibit D (the “Seller Note”), duly executed and delivered by the Buyer;

(b) a copy of the Earn-Out Agreement, duly executed by the Buyer;

(c) that certain subordination agreement with the Buyer’s senior lender, Berkshire Bank, a copy of which is attached hereto as Exhibit E (the “Subordination Agreement”), duly executed by the Buyer and Berkshire Bank;

(d) the Cash Purchase Price less the amount required to satisfy obligations in respect of Debt of the Company (excluding Permitted Debt) less the amount required to satisfy obligations in respect of the Wiggins Sales Reward Agreement related to the Cash Purchase Price (Seller at Closing having assumed the obligation of Carolina Stone Holdings, Inc. pursuant to the Wiggins Sales Reward Agreement to pay Wiggins any Sales Reward amount related to the Seller Note and Earn-Out Agreement) less the Working Capital Holdback Amount by wire transfer of immediately available funds to the account designated in writing to the Buyer not fewer than two (2) Business Days prior to the scheduled Closing Date;

(e) A written consent of the Buyer duly authorizing the transaction contemplated herein and designating authorized representatives to negotiate and execute all documents reasonably necessary to consummate the Closing;

(f) A copy of a buy-side representations and warranties insurance policy (the “R&W Insurance Policy”) in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement; and

(g) written employment agreement, by and between Distributor and Wiggins, duly executed and delivered by Distributor (the “Wiggins Employment Agreement”).

2.4.2 Buyer Deliveries to the Owners. At the Closing, the Buyer shall deliver to the Owners:

(a) written executive employment agreement, by and between Distributor and Clary, duly executed and delivered by Distributor (the “Clary Employment Agreement”); and

(b) written executive employment agreement, by and between Distributor and Powell, duly executed and delivered by Distributor (the “Powell Employment Agreement”).

2.4.3 Seller Entity’s Deliveries. At the Closing, the Seller Entity shall deliver to the Buyer:

(a) a copy of this Agreement, duly executed and delivered by the Seller Entity;

(b) a certificate of the Secretary of Holdings certifying that attached thereto are true and complete copies of the Organizational Documents of Holdings (in the case of Holdings’ certificate of formation, certified by the Secretary of State of the State of North Carolina as of a date not more than thirty (30) days prior to the Closing Date);

(c) a certificate of the Secretary of Distributor certifying that attached thereto are true and complete copies of the Organizational Documents of Distributor (in the case of Distributor’s certificate of formation, certified by the Secretary of State of the State of North Carolina as of a date not more than thirty (30) days prior to the Closing Date);

(d) a certificate of good standing as of a date within ten (10) business days before Closing Date from the Secretary of State in each state where Holdings is organized or qualified to do business.

(e) a certificate of good standing as of a date within ten (10) business days before Closing Date from the Secretary of State in each state where Distributor is organized or qualified to do business.

(f) a copy of the Earn-Out Agreement, duly executed and delivered by the Seller Entity;

(g) a copy of the Subordination Agreement, duly executed and delivered by the Seller Entity;

(h) a copy of the Intellectual Property Transfer Agreement, dated as of August 6, 2025, duly executed by Holding Corp., Wiggins and Andrew Weida;

(i) evidence of the consent or approval of each Person that is a party to a Contract (including evidence of any required payment in connection therewith) and whose consent or approval is set forth on Schedule 3.4, and such consent or approval will be in form and substance reasonably satisfactory to the Buyer;

(j) all books and records relating to the Business, which delivery can be effectuated by notifying the Buyer in writing of the locations of all such books and records as of the Closing Date,

(k) a certificate, dated as of the Closing Date, conforming to the requirements of Treasury Regulation Sections 1.1445-2(b)(2) and stating that such owner is not a foreign person for purposes of Section 1445 of the Code and such other documents, certificates and forms as the Buyer may reasonably request in order to establish that the transactions contemplated by this Agreement are exempt from Tax withholding;

(l) such documentation, in a form and substance reasonably satisfactory to the Buyer evidencing (a) the repayment of all Debt of the Company (other than the Permitted Debt), (b) the termination of all Encumbrances and (c) the assignment and assumption by Seller, Wiggins, and Carolina Stone Holdings, Inc. of the Wiggins Sales Reward Agreement, such that Seller will timely satisfy any outstanding obligation to pay Wiggins any Sales Reward amount related to the Cash Purchase Price, the Seller Note and the Earn-Out Agreement;

(m) documentation to substantiate the completion of the F Reorganization; and

(n) a copy of the Wiggins Employment Agreement, duly executed and delivered by Wiggins.

2.4.4 Owners’ Deliveries. At the Closing, the Owners shall deliver to the Buyer:

(a) a copy of this Agreement, duly executed and delivered by each Owner;

(b) a copy of a certificate that each Owner and each of its Affiliates have transferred to a Company any Assets that are in the name of such Owner or Affiliate in the form attached hereto as Exhibit G (the “Owners Certificate”), duly executed and delivered by each Owner;

(c) a copy of the Clary Employment Agreement, duly executed and delivered by Clary; and

(d) a copy of the Powell Employment Agreement, duly executed and delivered by Powell.

2.5 Withholding. The Buyer and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding or other applicable Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld. To the extent any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.6 Net Working Capital Adjustment.

2.6.1 Prior to the Closing Date, the Seller Entity will deliver to the Buyer a statement, prepared in accordance with the rules set forth on Schedule 2.6.1 (collectively, the “Preparation Standards”), setting forth the Seller Entity’s good faith estimate of Net Working Capital as of the Closing Date after giving effect to the transactions contemplated herein (“Estimated Net Working Capital”).

2.6.2 [Reserved.]

2.6.3 Within one hundred twenty (120) days after the Closing Date, the Buyer will deliver to the Seller Entity a balance sheet of the Company, prepared in accordance with the Preparation Standards, as of the Closing Date after giving effect to the transactions contemplated herein (the “Closing Balance Sheet”), including a calculation of Net Working Capital as of the Closing Date after giving effect to the transactions contemplated herein (“Closing Date Net Working Capital”).

2.6.4 Based on Actual Net Working Capital, the following adjustments (each, a “Post-Closing Adjustment”) to the Cash Purchase Price shall be made:

(a) If the Actual Net Working Capital is greater than the Working Capital Target Amount, then the Cash Purchase Price shall be increased by an amount equal to the difference (such amount, the “Buyer WC Payment Amount”); and

(b) If the Working Capital Target is greater than Actual Net Working Capital, then the Cash Purchase Price shall be decreased by an amount equal to the difference (such amount, the “Buyer WC Receipt Amount”).

2.6.5 If the Seller Entity disputes any entry in the Closing Balance Sheet or any part of the calculation of Closing Date Net Working Capital, the Seller Entity shall deliver a written notice to the Buyer within thirty (30) days after the Seller’s receipt of the Closing Balance Sheet (the “Objection Period”) specifying any changes it proposes to the Closing Balance Sheet (a “Notice of Disagreement”). If a Notice of Disagreement is timely delivered to the Buyer, the Buyer and the Seller Entity shall, during the thirty (30) days immediately following delivery of the Notice of Disagreement, seek in good faith to resolve any differences they may have with respect to the matters specified in the Notice of Disagreement. If the parties resolve such differences within such thirty (30) day period, then the parties shall jointly revise the Closing Balance Sheet to reflect their resolution, and such revised Closing Balance Sheet shall be the final Closing Balance Sheet, which shall be conclusive and binding upon the parties and may be entered and enforced in any court of competent jurisdiction. If such differences are not resolved to the mutual satisfaction of such parties within such thirty (30) day period, then the Seller Entity and the Buyer shall submit such dispute to a nationally or regionally recognized firm of independent certified public accountants other than the parties’ current respective accountants, as such parties may then mutually agree upon in writing (the “Independent Accountant”) for review and resolution. If requested by the Independent Accountant, each party shall execute a customary engagement letter. If unresolved differences specified in the Notice of Disagreement are submitted to the Independent Accountant for review and resolution, then (a) the Seller Entity and the Buyer will give (or will cause to be given) the Independent Accountant access to the books and records, as well as any accounting work papers or other schedules relating to the Closing Balance Sheet and the Notice of Disagreement, and such other relevant information reasonably requested by the Independent Accountant and that is available to such party (or its independent public accountants), and such party shall be afforded the opportunity to present to and discuss with the Independent Accountant any information relating to such unresolved differences, (b) neither the Seller Entity nor the Buyer may introduce new issues or amounts of dispute subsequent to the Seller Entity issuing the Notice of Disagreement, (c) the Independent Accountant shall, as an expert and not as an arbitrator, consider and make a determination on only the specific, unresolved differences set forth in the Notice of Disagreement and no other items set forth on the Closing Balance Sheet and (d) the Independent Accountant may not assign value to any item greater than the greatest item claimed by either party or less than the smallest value for such item claimed by either party. The fees and expenses of the Independent Accountant shall be shared equally by the Seller Entity and the Buyer. The Independent Accountant shall resolve the computation or verification of the disputed Closing Balance Sheet entries in accordance with the provisions of this Agreement (including, but not limited to, the Preparation Standards), and otherwise where applicable in accordance with GAAP. If any matters have been submitted to the Independent Accountant for review and resolution in accordance with the provisions above, then the Seller Entity and the Buyer shall direct the Independent Accountant to restate the Closing Balance Sheet to reflect the items that the Seller Entity and the Buyer were in agreement on and the Independent Accountant’s resolution of the disputed items within thirty (30) days from the submission of the matters specified in such Notice of Disagreement, and to deliver a copy of the restated Closing Balance Sheet to the Seller Entity and the Buyer (which shall be the final Closing Balance Sheet), together with a report setting forth each disputed adjustment or matter and the Independent Accountant’s determination with respect thereto. The Independent Accountant’s determination will be conclusive, binding and non-appealable upon and by the parties and may be entered and enforced in any court of competent jurisdiction.

2.6.6 If the amount of the Cash Purchase Price increases or is reduced as a result of the Post-Closing Adjustments, the Buyer (in the case of an increase) or the Seller Entity (in the case of a decrease), as the case may be, shall make appropriate payments to the Seller Entity (in the case of an increase) or the Buyer (in the case of a decrease) within five (5) days of the later of: (i) the expiration of the Objection Period, (ii) the date on which the Seller Entity and the Buyer agree on the Post-Closing Adjustment, and (iii) the date of which the Independent Accountant delivers a copy of the final, restated Closing Balance Sheet pursuant to Section 2.6.5. Any payments required to be made by the Seller Entity or the Buyer pursuant to Section 2.6.4 shall be paid to such Person (x) in the case of Section 2.6.4(a), to the Seller Entity as follows: first, by Buyer via wire transfer of immediately available funds to such bank account as the Seller Entity will designate to the Buyer in writing up to an aggregate amount equal to the Working Capital Holdback Amount and then, by an increase in the principal amount of the Seller Note (plus accrued interest thereon for the period from and after the Closing Date through such date) or (y) in the case of Section 2.6.4(b), to the Buyer as follows: first, by retention by the Buyer of an amount equal to the Buyer WC Receipt Amount from the Working Capital Holdback Amount with the remaining portion of the Working Capital Holdback Amount, if any, paid to the Seller Entity by Buyer via wire transfer of immediately available funds to such bank account as the Seller Entity will designate to the Buyer in writing, and then, if the Buyer WC Receipt Amount exceeds the Working Capital Holdback Amount, to the Buyer by a decrease in the principal amount of the Seller Note (plus accrued interest thereon for the period from and after the Closing Date through such date). In each case, such payment(s) shall be deemed to effect an increase or reduction, as the case may be, in the Purchase Price.

2.7 Allocation of Purchase Price. The parties shall allocate the Purchase Price among the assets of the Business (and, for this purposes, any liabilities of the Business that are either assumed or deemed to be assumed by Buyer for income Tax purposes) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state or local law, as appropriate) as of the Closing Date and determined in accordance with the asset allocation schedule set forth in Schedule 2.7 (the “Allocation”). The parties shall report, act and file their respective Tax Returns in accordance with the agreed upon Allocation and any adjustments thereto and shall not take any position or action inconsistent with such Allocation and any adjustments thereto, except to the extent required by Legal Requirement. Any adjustments required to the Allocation shall be allocated in a manner consistent with the agreed upon Allocation.

3. REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS, THE COMPANIES AND THE BUSINESS.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, each Seller, jointly and severally, hereby represents and warrants to the Buyer as follows:

3.1 Organization. Schedule 3.1 sets forth the name and jurisdiction of organization of each Company. Each Company is (a) duly organized, validly existing and in good standing under the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction set forth on Schedule 3.1, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned by it make such qualification necessary. The Sellers have delivered to the Buyer true, accurate and complete copies of the Organizational Documents of each Company.

3.2 Power and Authorization. The execution, delivery and performance by the Sellers of this Agreement and each Ancillary Agreement to which a Seller is a party and the consummation of the Contemplated Transactions are within the power and authority of each Seller and have been duly authorized by all necessary action on the part of each Seller. This Agreement and each Ancillary Agreement to which each Seller is a party (a) have been duly executed and delivered by each Seller and (b) are a legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with its terms. The Companies have the full power and authority necessary to own, lease, operate and use its Assets and carry on the Business.

3.3 Authorization of Governmental Authorities. Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Sellers of this Agreement and each Ancillary Agreement to which each Seller is a party or (b) the consummation of the Contemplated Transactions by the Sellers.

3.4 Noncontravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by any Seller of this Agreement or any Ancillary Agreement to which a Seller is a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal Requirement applicable to the Companies or the Sellers;

(b) result in a breach or violation of, or default under, any Contractual Obligation of any Company or provide any third party the right to terminate, modify, accelerate or otherwise alter any right or obligations under any Contractual Obligation of either Company;

(c) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Person under any Contractual Obligation of either Company;

(d) require any offer to purchase or prepay any Debt;

(e) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset of either Company;

(f) result in a breach or violation of, or default under, the Organizational Documents of either Company; or

(g) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Governmental Authority under or with respect to any Permit of either Company.

3.5 Capitalization.

3.5.1 Membership Interests. No Company has violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Membership Interests.

3.5.2 Ownership. Schedule 3.5.2 sets forth the names of the record and beneficial holders of all of the outstanding Membership Interests of the Company and the number of shares held by each such record holder. Each record holder holds such Membership Interests free and clear of any Encumbrances. Other than as set forth on Schedule 3.5.2, there are no other equity securities or other equity interests (including phantom or other interests) of either Company issued or outstanding. There are no preemptive rights or other similar rights in respect of any Membership Interests in either Company. Except for the transactions contemplated hereby, there is no Contractual Obligation, or provision in the Organizational Documents of either Company, which obligates a Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interest in such Company.

3.5.3 Subsidiaries. Except as set forth on Schedule 3.5.3, each Company does not have any Subsidiaries and does not own any direct or indirect equity interests in any other Person, or have the right to acquire any equity interests in any other Person.

3.6 Financial Statements.

3.6.1 Financial Statements. Attached as Exhibit H are copies of each of the following:

(a) the consolidated balance sheet of the Companies as of December 31, 2024 (such balance sheet, collectively, the “Most Recent Balance Sheet” and such date, the “Most Recent Balance Sheet Date”) and December 31, 2023 and the related statements of income of the Companies for each such fiscal year then ended, accompanied by any notes thereto (collectively, the “Annual Financials”); and

(b) the consolidated balance sheet of the Companies as of June 30, 2025 and the related statement of income for the six (6) months then ended (the “Interim Financials”, and together with the Annual Financials, collectively the “Financials”).

3.6.2 Compliance. The Financials (including any notes thereto) (a) are complete and correct in all material respects and were prepared in accordance with the books and records of the Companies, (b) except as disclosed on Schedule 3.6.2(b), have been prepared in accordance with GAAP and (c) fairly present in all material respects the consolidated financial position of the Companies as of the respective dates thereof and the consolidated results of the operations of the Companies for the respective periods covered thereby. The Financials, taken together, fairly present in all material respects the Assets, liabilities and operations of the Business for the indicated periods.

3.6.3 Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date have arisen in the ordinary course of business, represent legal, valid, binding and enforceable obligations owed to the Company and subject only to consistently recorded reserves for bad debts set forth on the Most Recent Balance Sheet, have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and will not be subject to any contests, claims, counterclaims or setoffs.

3.6.4 Inventory. All inventory of the Company consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which reserves have been established as recorded in the Financials. No inventory of the Company is held on a consignment basis, and no such inventory has been consigned to others. Schedule 3.6.4 sets forth the name and description, quantity and location of each item of inventory. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) of the Company are not excessive, but are reasonable for the level appropriate to the customary conduct of the Business as heretofore conducted.

3.7 Absence of Undisclosed Liabilities. The Companies have no Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet or specifically disclosed in the notes thereto, and (b) Liabilities incurred since the Most Recent Balance Sheet Date that are included on the final Closing Balance Sheet (collectively, the “Recent Liabilities”). All of the Recent Liabilities were incurred in the ordinary course of business of the Companies. None of the Recent Liabilities results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement.

3.8 Absence of Certain Developments. Since the Most Recent Balance Sheet Date, the Business has been conducted in the ordinary course of business and, except for the F Reorganization and the matters disclosed on Schedule 3.8:

(a) The Companies have not (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other Membership Interests (other than distributions of cash and redemptions funded solely with cash) or (ii) entered into, or performed, any transaction with, or for the benefit of, the Sellers or any Affiliate of any of them (other than payments made to officers, directors and employees in the ordinary course of business);

(b) There has been neither a material loss nor any destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any of the Assets;

(c) The Companies have not increased the Compensation owed, payable or paid, or altered the timing or methods of such Compensation, whether conditionally or otherwise, to (i) any employee or independent contractor, other than to non-executive employees in the ordinary course of business, (ii) any executive employee, director or officer or (iii)  the Sellers or any of their respective Affiliates;

(d) The Companies have not entered into or amended any Contractual Obligation providing for the employment or engagement of any Person on a full-time, part-time, independent contractor or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or independent contractor;

(e) The Companies have not (i) made any change in its methods of accounting or accounting practices (including with respect to reserves), (ii) changed or applied for permission to change any Tax election; or (iii) changed its policies or practices with respect to paying payables or billing and collecting receivables;

(f) The Companies have not terminated or closed any facility, business or operation;

(g) The Companies have not (i) adopted an Employee Plan, (ii) amended or terminated any Company Plan, (iii) except in accordance with the terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Company Plan, or (iv) altered the vesting, timing or method of any payments under any Company Plan;

(h) The Companies have not written up or written down any of the Assets, including without limitation revaluing any inventory;

(i) Except in the ordinary course of business, the Companies have not consented to the sale, assignment, exclusive license or transfer to any third party of any tangible or intangible Assets (including any Intellectual Property) material to the Business;

(j) The Companies have not failed to pay any fee or otherwise take any reasonable action necessary to maintain and protect its right, title and interest in and to the Intellectual Property, including in response to any actions taken by a Governmental Authority;

(k) The Companies have not received any notice from any third party (including any manufacturing party) that such third party is the owner or purported owner of any Intellectual Property;

(l) No event or circumstance has occurred which could reasonably be expected to result in a Material Adverse Effect; and

(m) The Companies have not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.8.

3.9 Debt; Guarantees. The Companies have no Liabilities in respect of Debt except as set forth on Schedule 3.9. For each item of Debt, Schedule 3.9 correctly sets forth the debtor, the principal amount of the Debt as the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Debt. The Companies have no Liability in respect of a Guarantee of any Liability of any other Person. Schedule 3.9 also lists each item of Permitted Debt, which the parties hereto agree shall not be paid off and discharged at Closing.

3.10 Assets.

3.10.1 Title to Assets. The Companies have sole and exclusive, good and marketable title to, or, in the case of property held under a lease, license or other Contractual Obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of the Assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date. Except as disclosed on Schedule 3.10.1, none of the Assets are subject to any Encumbrance which is not a Permitted Encumbrance. No Seller nor any Affiliate of the Sellers (other than the Companies) owns any Asset or any other asset used in or necessary for the operation of the Business, and (i) no third party has asserted any claim relating to ownership of any Asset and (ii) no circumstances exist that are reasonably likely to result in any third party asserting a claim to ownership of any Asset.

3.10.2 Condition of Assets. The Assets are in good working order, operating condition, and state of repair (ordinary wear and tear excepted), are usable in the ordinary course of business, have been maintained and serviced in the ordinary course of business in accordance with good manufacturing standards, and comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in or necessary to conduct the Business as currently conducted and reasonably projected. Except as set forth on Schedule 3.10.2, there is no material item of plant, machinery or equipment included in the Assets which is reasonably expected to require replacement in the twenty-four (24) month period following the Closing Date.

3.11 Real Property.

3.11.1 Schedule 3.11.1 sets forth a true, correct and complete list, including addresses of each leasehold interest in real property leased, subleased, licensed by or with respect to which a right to use or occupy has been granted to or by the Companies (such leased real property, the “Leased Real Property”), and specifies the lessor(s) of such Leased Real Property and identifies each lease or any other Contractual Obligation under which such property is leased (such leases, the “Real Property Leases”). Except as described on Schedule 3.11.1 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Leased Real Property and there is no Person (other than the Companies) in possession of the Leased Real Property. There is no pending or threatened appropriation, condemnation, eminent domain taking, or similar action affecting any of the Leased Real Property. There has been no material destruction, damage or casualty with respect to the Leased Real Property.

3.11.2 The Companies have a valid leasehold interest in and to each of the Leased Real Properties, free and clear of all Encumbrances other than Permitted Encumbrances. The Companies enjoy peaceful and undisturbed possession of the Leased Real Property and the use of the Leased Real Property complies with the terms of the applicable Real Property Lease and the Legal Requirements. The Companies are not in material breach of or in default under any Real Property Lease, and no condition exists which, with or without the passage of time or the giving of notice or both would constitute a default under a Real Property Lease, and there has been no default under any Real Property Lease by any of the other parties thereto. The Companies are not obligated to purchase any Leased Real Property or any portion thereof or interest therein, or to purchase any real property.

3.11.3 No leasing or brokerage commission is payable as a result of the assignment of the Real Property Leases.

3.11.4 Except as set forth in Schedule 3.11.4, no Company owns, and has never owned, any real property or holds any options to purchase any real property.

3.12 Intellectual Property and Information Technology.

3.12.1 Schedule 3.12.1 sets forth a complete and correct list of (i) all registered Intellectual Property and applications therefor owned by the Companies and/or the Sellers, (ii) a list of all of the corporate names and material brand names (whether or not registered) owned by the Companies, the Owners, and the Seller Entity used in the conduct of the Companies’ business as currently conducted, and (iii) Software owned by the Companies.

3.12.2 Except as set forth in Schedule 3.12.2, (i) the Companies own and possess all right, title and interest in and to the Intellectual Property and possesses the valid and enforceable right to use all other Intellectual Property necessary or used in the operation of the Business, in each case free and clear of all liens; (ii) no Intellectual Property is subject to any license (royalty bearing or royalty free) and/or any other agreement or arrangement that requires payment by the Companies, the Seller Entity or the Owners to any Person with respect to the use of the Intellectual Property and/or any obligation to grant any right to any Person to use the Intellectual Property; (iii) all Intellectual Property is valid, subsisting and enforceable and is not subject to any Taxes or other fees, other than periodic filing and maintenance fees, all of which have been paid in the ordinary course; (iv) no maintenance fee or other filing relating to any of the Intellectual Property is or will become due within ninety (90) days of the Closing Date; (v) the Companies, the Seller Entity, and the Owners have taken commercially reasonable steps necessary to enforce against third parties the Intellectual Property; (vi) no loss and/or expiration of any Intellectual Property is pending and/or threatened except expiration of patents or registered copyrights in accordance with such property’s normal terms; (vii) no order or proceeding has been issued, is pending, and/or is threatened, that challenges any of the Companies’ ownership of or the legality, validity, enforceability and/or use of any of the Intellectual Property; and (viii) no Company is bound by, and no Intellectual Property is subject to, any contract containing any covenant and/or other provision that in any way limits or restricts the ability of a Company to, in any way, use, assert, enforce, and/or otherwise exploit any such Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any Intellectual Property owned and/or otherwise controlled by the Companies.

3.12.3 The Companies have taken commercially reasonable steps necessary to protect all trade secrets, know-how, and other confidential Intellectual Property of the Companies. In the past three (3) years, there has been no unauthorized disclosure of any Intellectual Property. Except as set forth in Schedule 3.12.3, no employees of the Companies have contributed to any material portion of the Intellectual Property of the Companies.

3.12.4 Except as set forth in Schedule 3.12.4, (i) during the three (3) year period prior to the date of this Agreement, the Companies have not received any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of a third party’s Intellectual Property (including any written invitation to license or written request, demand, or claim that either Company refrain from using any Intellectual Property of any third party); (ii) to Seller’s Knowledge, no third party has in the past three (3) years interfered with, infringed upon, misappropriated or violated any Intellectual Property owned by the Companies; and (iii) no Company has interfered with, infringed upon, misappropriated or violated any Intellectual Property of any other Person’s Intellectual Property.

3.12.5 Except as set forth in Schedule 3.12.5, no Company is party to or subject to any Contractual Obligation that prohibits or otherwise restricts such Company or any of its Subsidiaries from using any of the Intellectual Property (other than Software described in Schedule 3.12.1) in any country or jurisdiction anywhere in the world.

3.13 Legal Compliance; Illegal Payments; Permits.

3.13.1 Compliance. Except as disclosed on Schedule 3.13.1, no Company is, nor has been since January 1, 2020, in breach or violation of, or default under, its Organizational Documents or, in any material respect, any Legal Requirement applicable to such Company.

3.13.2 Permits. The Companies have been duly granted all Permits under all Legal Requirements necessary for the conduct of the Business and to the ownership, use and operation of the Assets (collectively, the “Necessary Permits”). Schedule 3.13.2 describes each of the Necessary Permits, together with the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Schedule 3.13.2, (a) such Permits are valid and in full force and effect, (b) the Company are not, and have not been since January 1, 2020, in breach or violation of, or default under, any such Permit, and no reasonable basis exists which, with notice or lapse of time or both, would reasonably be expected to constitute any such breach, violation nor default or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit and (c) the Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

3.13.3 Unfair Trade Practices. The Companies have not engaged in, and the conduct of the Business does not entail, unfair competition or trade practices or any false, deceptive, unfair or misleading advertising or promotional practices under the laws of any jurisdiction in which the Companies operate or market any of their products or services. The Companies have not received any notifications or been subject to any investigations from the FTC or other Governmental Authorities regarding its products, services, advertising, or promotional practices.

3.14 Tax Matters. Except as set forth on Schedule 3.14:

3.14.1 The Companies have timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements applicable to Companies, the Business or the Assets. All such Tax Returns were true, correct and complete in all respects and were prepared in compliance with all applicable Legal Requirements. All Taxes owed by the Companies, the Seller Entity and the Owners with respect to the Assets, the Business or any Seller’s ownership interest in the Companies (whether or not shown or required to be shown on any Tax Return) have been timely paid in full. No written claim has ever been made by Governmental Authority in a jurisdiction where the Companies do not file Tax Returns that the Companies nor any Seller is or may be subject to taxation by or required to file Tax Returns in that jurisdiction, and to each Seller’s Knowledge, there is no basis for any such claim to be made. To Seller’s Knowledge, there are no Encumbrances with respect to Taxes upon any Asset other than for current Taxes not yet due and payable.

3.14.2 The Companies have collected, deducted or withheld and has timely paid over to or otherwise deposited with the appropriate Governmental Authority all Taxes required to be collected, deducted or withheld in connection with amounts received from, paid to or otherwise allocable to any Seller, customer, employee, independent contractor, creditor, stockholder, member, partner or other Person, and the Companies have complied with all related reporting and recordkeeping requirements, including the collection of all required exemption, resale and withholding certificates and the proper completion and timely filing of all required Tax Returns.

3.14.3 There is no Action concerning any Tax Liability or Tax Return of the Companies of any Seller with respect to the Acquired Assets or the Business pending, being conducted, claimed, raised or threatened by a Governmental Authority in writing, nor to Seller’s Knowledge, is there any facts that would suggest that any such Action might be undertaken. The Companies have provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Companies or any Seller with respect to the Assets or the Business since December 31, 2019. Schedule 3.14.3 indicates those Tax Returns that have been audited.

3.14.4 Neither of the Companies nor any Seller has waived any statute of limitations in respect of Taxes or agreed to, or is the beneficiary of, any extension of time with respect to a Tax assessment or deficiency with respect to the Assets or the Business. The Companies have not executed any power of attorney with respect to any Tax or Tax Return, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Companies or with respect to the Assets or the Business.

3.14.5 The Companies have never been a member of an affiliated, consolidated, combined or unitary group, including an “affiliated group” within the meaning of Code Section 1504(a). No Company is a party to any Contractual Obligation relating to any Tax sharing or Tax allocation agreement. The Companies have no Liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.14.6 The unpaid Taxes of the Companies or with respect to the Assets or the Business (a) did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and (b) will not as of the Closing Date exceed the reserve for Taxes as adjusted for transactions or events in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Companies in filing its Tax Returns.

3.14.7 Since the Most Recent Balance Sheet Date, the Companies has not made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, settled or compromised any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority.

3.14.8 The Companies have never participated in any reportable transaction within the meaning of Treasure Regulation 1.6011-4 or engaged in any transaction that would trigger the imposition of penalties under Section 6662 of the Code. The Companies have not distributed equity interests of another Person, or have had any of their equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

3.14.9 The Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Code § 108(i).

3.14.10 Neither the execution of this Agreement nor any of the transactions contemplated herein will (either alone or together with any other event) could result in the payment of any “excess parachute payment” that would not be deductible by reason of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or in any payment that would not be deductible under Code Sections 162 or 404.

3.14.11 At all times prior to and including the F-Reorganization Time (as defined on Exhibit A), Holdings Corp. (as defined on Exhibit A) was classified for federal and applicable state income Tax purposes as an “S-corporation” as that term is defined for purposes of Code Section 1362(a). There is no joint venture, Contract or other arrangement to which either Company is a party that is treated as a partnership for U.S. federal income Tax purposes.

3.15  Employee Benefit Plans.

3.15.1 For purposes of this Agreement, “Employee Plan” means any plan, contract, program, policy or arrangement, whether or not reduced to writing, that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any other equity or equity based, employment, consulting, severance, termination pay, deferred-compensation, retirement, profit-sharing, welfare-benefit, bonus, incentive, retention, change-of-control, fringe-benefit or other similar plan, contract, program, policy or arrangement.

3.15.2 Schedule 3.15.2 lists all Employee Plans that the Companies sponsor, maintain, contribute or are obligated to contribute, or under which the Companies have or may have any Liability, or which benefits any current or former employee, director, officer or independent contractor of the Companies or the beneficiaries or dependents of any such Person (each, a “Company Plan”). With respect to each Company Plan, the Companies have delivered to the Buyer true, accurate and complete copies of each of the following, if applicable: (a) the plan document together with all amendments thereto (or, if the plan has not been reduced to writing, a written summary of all material plan terms), (b) any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (c)  the most recent summary plan description, employee handbook or similar employee communications, (d) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter or other opinion letter from the IRS and any related correspondence, and a copy of any pending request for such determination, (e) the most recent Forms 5500.

3.15.3 No Company nor any other Person that would at the relevant time be considered a single employer with the Companies under the Code or ERISA (each, an “ERISA Affiliate”) has ever sponsored, maintained, contributed to, or has or had any Liability with respect to an Employee Plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

3.15.4 Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified, and no event has occurred that would reasonably be expected to affect adversely such Company Plan’s qualified status. Each Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and with applicable Legal Requirements.

3.15.5 All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis and, to the extent not due, have been appropriately accrued for.

3.15.6 There is no pending or threatened, in writing, Action relating to a Company Plan, other than routine claims in the ordinary course of business for benefits provided for by the Company Plans. No Company Plan is or, within the last six (6) years, has been the subject of an examination, audit, inquiry, review, proceeding, claim or demand by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.15.7 Except as required under Section 601 et seq. of ERISA relating to coverage at the service provider’s own cost, no Company Plan provides or has any Liability to provide health, life, or disability benefit coverage upon or following retirement or other termination of employment.

3.15.8 No payment or benefit under any Company Plan will be established or become accelerated, vested, funded or payable by reason of the Contemplated Transactions, either alone or upon the occurrence of any other event.

3.15.9 Each Company Plan that is a nonqualified deferred compensation plan as defined in Code Section 409A is and has been in compliance with the documentary and operational requirements of Code Section 409A. The Companies do not have contracts or obligations (oral or written) to provide a “gross-up” with respect to amounts subject to Code Section 409A.

3.16 Environmental Matters. Except as set forth in Schedule 3.16, (a) the Companies and the Business are, and have been at all times, in compliance with all Environmental Laws, which compliance includes the possession of, and compliance with, all Permits required for the operation of the Business under Environmental Laws, (b) there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each a “Hazardous Substance”) on, upon, into or from any site currently or previously owned, leased or otherwise used by the Companies (including without limitation the Leased Real Property) or at any location at which the Business has been conducted (including the provisions of services), in any case for which release or threatened release the Companies could reasonably be expected to incur liability pursuant to Environmental Laws, (c) there have been no Hazardous Substances generated by the Companies that have been disposed of or come to rest at any site that has been included or proposed for inclusion in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (d) except for matters that have been resolved, the Companies have never received any written claim or been subject to any action alleging that the Companies or the Business has violated or has any liability under any Environmental Law, (e) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no Hazardous Substances stored on, any site owned or operated by the Companies, except for the storage of Hazardous Substances in compliance with Environmental Laws and (f) the Companies have made available to the Buyer true, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in their possession or under their control, in each case as amended and in effect.

3.17  Contracts.

3.17.1  Contracts. Except as disclosed on Schedule 3.17.1, the Companies are not bound by or a party to:

(a)  any Contractual Obligation (or group of related Contractual Obligations) the performance of which involves annual payments to or by the Company in the aggregate in excess of $25,000 or aggregate payments to or by the Companies in excess of $100,000 over the life of such Contractual Obligation, other than any Contractual Obligation which by its terms can be terminated upon no greater than sixty (60) days’ notice without penalty or any further obligation or Liability to the Companies and other than any Open Jobs;

(b)  any Contractual Obligation relating to the acquisition or disposition of (i) any material business of the Companies (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any material asset other than sales of inventory entered into in the ordinary course of business;

(c)  any Contractual Obligation under which the Companies are, or may become, obligated to pay any amount in respect of indemnification obligations.

(d)  any Contractual Obligation concerning or consisting of a partnership, limited liability company, joint venture agreement or similar agreement;

(e)  any Contractual Obligation (or group of related Contractual Obligations) under which the Companies have permitted any Asset to become Encumbered;

(f)  any Contractual Obligation under which any other Person has guaranteed any Debt of the Companies or any Seller or any Company or any Seller has guaranteed any Debt or other obligation of any other Person;

(g)  any Contractual Obligation, whether the Companies are subject to or the beneficiary of such obligations, which (i) relates to confidentiality (other than customary confidentiality provisions contained in customer and supplier agreements of the Companies entered into the in the ordinary course of business) or (ii) restricts any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of the Companies or any Affiliate thereof or limits the freedom of the Companies or any Affiliate thereof to engage in any line of business or compete with any Person;

(h)  any Contractual Obligation under which the Companies are, or may become, obligated to incur any severance, retention, change-in-control or similar pay, benefits or other Compensation obligations which would become owed or payable in connection with the execution of this Agreement or the consummation of the Contemplated Transactions, whether alone or in connection with another event, such as termination of employment;

(i)  any Contractual Obligation providing for the employment or engagement with a Person on a full-time, part-time, independent contractor or other basis or otherwise providing Compensation to any officer, director, employee or independent contractor;

(j)  any collective bargaining agreement or other Contractual Obligation with any labor union or other employee representative body;

(k)  any agency, dealer, distributor, sales representative, marketing or other similar agreement;

(l)  any Contractual Obligation that contains most favored customer pricing provisions or grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(m)  any Contractual Obligation with an Affiliate of the Company or any Seller;

(n)  any Contractual Obligation with any Governmental Authority; or

(o)  any Open Jobs.

The Companies have delivered to the Buyer true, accurate and complete copies of each written Contractual Obligation required to be listed on Schedule 3.17.1 (other than with respect to the Open Jobs listed on Schedule 3.17.1(o)), in each case, as amended or otherwise modified and in effect. The Companies have delivered to the Buyer a written summary setting forth the terms and conditions of each oral Contractual Obligation required to be listed on Schedule 3.17.1.

3.17.2 Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 3.9 (Debt; Guarantees), 3.11 (Real Property), 3.12 (Intellectual Property), 3.15 (Employee Benefit Plans), 3.17 (Contracts), 3.19 (Customers and Suppliers) or 3.23 (Insurance) is enforceable against each party to such Contractual Obligation, is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.3 or Schedule 3.4, will continue to be so enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions, and neither any Company nor any Seller, nor, to Seller’s Knowledge, any other party to any such Contractual Obligation is in breach or violation thereof, or default under, or has repudiated any provision of, any such Contractual Obligation.

3.18  Affiliate Transactions. Except for the matters disclosed on Schedule 3.18, no Seller nor any of its Affiliates is an officer, director, employee, independent contractor, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company. Except as disclosed on Schedule 3.18, no Seller nor any of its Affiliates (other than the Companies) own any asset used in, or necessary to, the Business.

3.19  Customers and Suppliers.

3.19.1  Schedule 3.19.1 sets forth a complete and accurate list of (a) the five (5) largest customers of the Business (measured by aggregate billings) for each of (i) the fiscal year ended on the Most Recent Balance Sheet Date and (ii) the period beginning on the Most Recent Balance Sheet Date and ending June 30, 2025, indicating the existing Contractual Obligations with each such customer by product or service provided, and (b) the five (5) largest suppliers of materials, products or services to the Business (measured by the aggregate amount purchased by the Business) for each of (i) the fiscal year ended on the Most Recent Balance Sheet Date and (ii) the period beginning on the Most Recent Balance Sheet Date and ending June 30, 2025, indicating the Contractual Obligations for continued supply from each such supplier.

3.19.2  Except as set forth in Schedule 3.19.2, the relationships of the Business with the customers and suppliers and required to be listed on Schedule 3.19.1 are good commercial working relationships and none of such customers and suppliers has canceled, terminated or otherwise altered (including any reduction in the rate or amount of sales or purchases or increase in the prices charged or paid, as the case may be) or notified the Companies or any Seller of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Business.

3.20  Employees.

3.20.1  Schedule 3.20.1 sets forth true and complete information as to the name, current job title, compensation for each of the last three years of all current employees of the Companies (including any partners and members of any Affiliates of the Companies), commission and bonus amounts due for the current year for all current employees of the Companies (including any partners and members of any Affiliates of the Companies) and a description of the commission and bonus structure of each of the current employees of the Companies (including any partners and members of any Affiliates of the Companies). No such employee (including any partner or member of any Affiliates of the Companies) has given notice of termination to the Companies, nor has any such employee otherwise disclosed plans to terminate a relationship with the Companies within the next twelve (12) months. No employee is employed under a non-immigrant work visa or other work authorization that is limited in duration.

3.20.2  Except as disclosed on Schedule 3.20.2, (a) there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending or threatened against the Companies, and there have been no such troubles within the past three (3) years, (b) no employee of the Companies is represented by a labor union or other employee representative body, (c) the Companies are not a party to, or otherwise subject to, any collective bargaining agreement or other Contractual Obligation with a labor union or other employee representative body, and no such Contractual Obligation is being negotiated by the Companies, (d) no petition has been filed or proceedings instituted by or on behalf of a labor union or other employee representative body with any Governmental Authority seeking recognition of a bargaining representative of any employees of the Companies, (e) there is no effort pending or threatened by or on behalf of any labor union or other employee representative body to organize employees of the Companies, and there have been no such efforts within the past three (3) years, and (f) no notice, consultation and/or consent requirements with respect to any employee, or with respect to any labor union or other employee representative body, will be incurred in connection with the execution of this Agreement or the consummation of the Contemplated Transactions.

3.20.3  The Companies have properly classified individuals providing services to it as independent contractors or employees, as the case may be. The Companies have not incurred, and no circumstances exist under which the Companies would reasonably be expected to incur, any liability arising from the failure to pay wages (including overtime wages) or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Legal Requirements.

3.20.4  There is no Action pending or threatened in writing by or before any Governmental Authority with respect to any Company concerning employment- or independent contractor-related matters.

3.20.5  No current or former applicant, employee or independent contractor of any Company has brought or threatened in writing to bring any Action against or affecting the Companies.

3.20.6 Except as disclosed on Schedule 3.20.6, to the best of Seller’s knowledge, each Company is in compliance with all applicable requirements of the Immigration Reform and Control Act, and has in its files properly completed copies of Form I-9 for all employees with respect to whom that form is required.

3.21  Litigation; Governmental Orders. Except as disclosed on Schedule 3.21, there is not, and has not been since January 1, 2020, any Action or threatened Action to which either Company is or would be a party (either as plaintiff or defendant) or to which the Assets are or would be subject. Except as disclosed on Schedule 3.21, there is no Action which the Companies presently intends to initiate. Except as disclosed on Schedule 3.21, no Governmental Order has been issued which is applicable to the Companies, the Assets or the Business.

3.22  Service Warranty; Product Liability. Each product installed, sold or delivered by the Business, and each service provided by the Business (collectively, the “Products”) is, and for the past three (3) years has been, except as disclosed on Schedule 3.22(a), (i) with respect to each such product sold or delivered by the Business, in conformity with all Contractual Obligations, express and implied warranties, promises and affirmations of fact and (ii) with respect to each installation or other service provided by the Business, in conformity with all Contractual Obligations, express and implied warranties, promises and affirmations of fact made by the Company. Except as disclosed on Schedule 3.22(b), the Companies do not have any liability for replacement or repair of any Products or other damages in connection with providing services or other customer or product obligations. Except as disclosed on Schedule 3.22(c), the Companies do not have any liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Companies.

3.23  Insurance. Schedule 3.23 sets forth a list of insurance policies under which the Companies, or any of their employees, officers or directors or the Assets or the Business is or has been insured since January 1, 2022 (the “Liability Policies”) and their respective expiration dates. The list includes for each Liability Policy the type of policy, form of coverage, policy number, name of insurer and claims runs. The Companies have at all times maintained in full force and effect with financially sound and reputable insurers insurance with respect to the Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 3.23, no insurer has denied (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy.

3.24  No Brokers. Except as disclosed on Schedule 3.24, the Companies do not have Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by the Companies.

3.25  F Reorganization. The following representations and warranties are made with respect to the F Reorganization:

3.25.1  Prior to the F Reorganization, the Owners held of record and owned beneficially all of the issued and outstanding shares of Holdings Corp. (as defined on Exhibit A), and Holdings Corp. held of record and owned beneficially all of the issued and outstanding shares of Distributor Corp. (as defined on Exhibit A), free and clear of any Liens (other than any restrictions under the Securities Act and state securities Laws). Immediately following the consummation of the F Reorganization and on the date hereof, the Seller Entity holds of record and owns beneficially the Holdings Membership Interests, free and clear of any Liens (other than any restrictions under the Securities Act and state securities Laws), and such membership interests constitute all of the issued and outstanding membership interests of Holdings.

3.25.2  Prior to the F Reorganization, Holdings Corp.’s authorized capital stock consisted of 1,000 shares of common stock, of which 1,000 shares were issued and outstanding and no shares were held in treasury. All shares of Holdings Corp. that were issued and outstanding prior to the F Reorganization (i) were duly authorized and are validly issued and nonassessable, (ii) were issued in material compliance with all applicable state and federal securities Laws and any applicable exemptions thereunder, (iii) were not issued in breach of any commitments (including any statutory or contractual pre-emptive rights), and (iv) immediately prior to the F Reorganization, were held of record and beneficially by the Owners, and upon consummation of the F Reorganization were held of record and beneficially by the Seller Entity as the sole membership interest in Holdings. Holdings does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Holdings. There are no outstanding (i) membership interests, shares of capital stock or other equity interests or voting securities of Holdings, (ii) securities convertible or exchangeable into equity interests of Holdings, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require Holdings to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of Holdings or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Holdings. All issued and outstanding membership interests were issued in compliance with applicable Law. None of the issued and outstanding membership interests were issued in violation of any (i) Contract to which Seller is a party or is subject to or (ii) preemptive or similar rights of any Person. Seller does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of the membership interests on any matter.

3.25.3  Holdings Corp. has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code for U.S. federal and applicable state and local income tax purposes, except in those states which do not recognize S corporation status, at all times during its existence through and up to the F Reorganization Effective Time and, following the F Reorganization Effective Time, as a “qualified subchapter S subsidiary”, within the meaning of Section 1361(b)(3) of the Code, or after giving effect to its conversion to a limited liability company, as a disregarded entity of the Seller Entity. At no time has Holdings Corp. experienced any type or form of voluntary, involuntary or inadvertent termination of its S corporation or qualified subchapter “S” subsidiary status, as applicable (other than as a result of the F Reorganization).

3.26  Disclosure. The representations and warranties contained in this Section 3 and in the documents, instruments and certificates delivered to the Buyer by any of the Sellers pursuant to this Agreement do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

4. [RESERVED]

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Sellers that:

5.1  Organization. The Buyer is duly formed, validly existing and in good standing under the laws of the state of Delaware.

5.2  Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement and each Ancillary Agreement to which the Buyer is a party (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. The Buyer has the full power and authority necessary to own, lease, operate and use its assets and carry on the Business.

5.3  Authorization of Governmental Authorities. Except as disclosed on Schedule 5.3 or as would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the Contemplated Transactions on a timely basis, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions by the Buyer.

5.4  Noncontravention. Except as disclosed on Schedule 5.4, neither the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the Contemplated Transactions will:

(a)  assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 5.3, violate any provision of any Legal Requirement applicable to the Buyer;

(b)  result in a breach or violation of, or default under, any Contractual Obligation of the Buyer;

(c)  require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d)  result in a breach or violation of, or default under, the Buyer’s Organizational Documents.

5.5  No Brokers. The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions other than those which will be borne by the Buyer.

5.6  No Disputes or Legal Actions. There are no suits, actions, claims, inquiries or investigations by any person, or any legal, administrative or arbitration proceedings in which the Buyer is engaged or which are pending or to the Buyer’s knowledge threatened against the Buyer that question the validity or legality of the transactions contemplated hereby, including, without limitation, legal actions for fraud, and there are no outstanding orders writs, injunctions or decrees of any governmental authority against the Buyer that may have a material adverse effect on the transactions contemplated by this Agreement.

5.7  Financial Ability. The Buyer will have the have the financial ability to consummate the Closing on the Closing Date.

5.8  Disclosure. The representations and warranties contained in this Section 5 and in the documents, instruments and certificates delivered to the Seller by any of the Buyers pursuant to this Agreement do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

5.9  Due Diligence. The Buyer has received all financial and other information requested from the Seller, including tax returns, financial statements, profit and loss statements, books and records, and balance sheets. The Buyer has performed a review it deems satisfactory of the financial and other information and performance of the Business and has had what it deems a reasonable opportunity to consult and share this information with professional accountants, attorneys, and business advisors prior to executing this agreement.

6.  COVENANTS.

6.1  Transaction Expenses. Except as otherwise provided herein, with respect to the costs and expenses (including legal, accounting, consulting, advisory and brokerage) incurred in connection with the Contemplated Transactions (such costs and expenses, the “Transaction Expenses”), the Seller Entity will bear the Transaction Expenses of the Companies and the Sellers and the Buyer will bear the Transaction Expenses of the Buyer.

6.2  Seller’s Release. Effective as of the Closing, each Seller, on behalf of itself and its respective Affiliates, hereby releases, remises and forever discharges any and all rights and claims that it has had, now has, or might now have against the Business, provided that the foregoing release shall not release, impair or diminish in any respect such party’s rights under this Agreement and the Ancillary Agreements.

6.3  Payment of Debt. The Seller Entity shall cause the Companies to satisfy all their obligations in respect of Debt on or before to the Closing, except with respect to Permitted Debt. At or prior to the Closing, the Owners will, and will cause each of their Affiliates to, satisfy all Liabilities it has to the Companies in respect of Debt.

6.4  Confidentiality.

6.4.1  Confidentiality of the Seller. The Sellers acknowledge that the success of the Business after the Closing depends upon the continued preservation of the confidentiality of certain confidential information possessed by the Sellers or the Companies involving or related to the Business, the Assets or other confidential or proprietary information of the Company (collectively, the “Confidential Information”) and that the preservation of the confidentiality of such Confidential Information by the Owners is an essential premise of the bargain between the Seller and the Company on the one hand, and the Buyer on the other hand, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.4.1. Accordingly, each Seller hereby agrees with the Buyer that each Seller and its respective Representatives will not, and that each Seller will cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any Confidential Information; provided, however, that Confidential Information will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 6.4.1 will not prohibit any retention of copies of records or disclosure (i) required by any applicable Legal Requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions or (iii) for bookkeeping or recording purposes in the ordinary course of business. Notwithstanding the foregoing, each Owner may use Confidential Information in connection with any services provided for the Buyer or the Companies pursuant to the Clary Employment Agreement or Powell Employment Agreement, as applicable. Each Seller agrees that they will be responsible for any breach or violation of the provisions of this Section 6.4.1 by any of their Representatives. For the avoidance of doubt, nothing contained in this Agreement limits, restricts or in any other way affects the Sellers’ communicating with any Governmental Authority, or communicating with any official or staff person of a Governmental Authority, concerning matters relevant to the Governmental Authority.

6.4.2  Certain Confidentiality Agreements. At or prior to the Closing, the Sellers will assign or cause to be assigned to the Buyer any rights of the Sellers under any confidentiality agreement or similar Contractual Obligation entered into with respect to the sale of the Companies, including without limitation any confidentiality agreement or similar Contractual Obligation with any financial advisor to the Sellers or the Companies.

6.5  Publicity. No public announcement or disclosure may be made by the Companies or the Sellers with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer, which will not be unreasonably withheld, and no public announcement or disclosure may be made by the Buyer with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Seller Entity, which will not be unreasonably withheld, provided, however, that the provisions of this Section 6.5 will not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

6.6  Non-Competition; Non-Solicitation.

6.6.1  For a period of five (5) years from and after the Closing Date (the “Restricted Period”), no Seller will or shall permit, cause or encourage any of their respective Affiliates to engage in or compete with, or undertake any planning to engage in or compete with, directly or indirectly, whether as an owner, employee, consultant or otherwise, the Companies or all or any portion of the Business as conducted or in active planning to be conducted as of the Closing Date in North Carolina, South Carolina and with respect to customers of the Business as of the Closing Date that are not located in those two States, in a 250 mile radius of each such location east of the Mississippi River; provided, however, that no passive owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation will be deemed, solely by reason thereof, to be so engaged in or in competition with the Business.

6.6.2  During the Restricted Period, no Seller will permit, cause or encourage any of their respective Affiliates to, directly or indirectly, (a) solicit or encourage any Person who has been a customer, client, vendor, supplier, independent contractor or other business partner of the Business at any time within the twenty-four (24)-month period immediately preceding the Closing Date to terminate or diminish its, his or her relationship with the Business, or with the Buyer or any of its Affiliates, (b) seek to persuade any such customer, client, vendor, supplier, independent contractor or other business partner, or any Person who has been a customer, client, vendor, supplier, independent contractor or other business partner of the Business at any time within the twenty-four (24)-month period immediately preceding the Closing Date, to conduct with anyone else any business or activity which such business partner or prospective business partner conducts or could conduct with respect to the Business or with the Buyer or any of its Affiliates or (c) hire or engage, or solicit for hiring or engagement, any employee of the Companies, or seek to persuade any such employee to discontinue employment with the Buyer or any of its Affiliates.

6.6.3  Each Seller acknowledges that in view of the nature of the Assets and the business objectives of the Buyer in acquiring the Holdings Membership Interests, and the consideration paid to the Sellers therefor, the limitations set forth in Section 6.4.1 (Confidentiality) and this Section 6.6 (Non-Competition and Non-Solicitation) are reasonable and properly required for the adequate protection of the Buyer, and that their agreements to such limitations are a material condition of the Buyer’s willingness to enter into this Agreement and consummate the Contemplated Transactions. Each Seller further acknowledges that the remedy at law for any breach or threatened breach by any of them of the agreements contained in Section 6.4.1 or 6.6 will be inadequate and agree that the Buyer, in the event of such breach or threatened breach, in addition and not in the alternative to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled to preliminary or permanent injunctive relief without being required to prove actual damages or to post a bond or other undertaking and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) upon the commencement of such action. This Section 6.6 constitutes an independent and severable covenant and if any or all of the provisions of this Section 6.6 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect. The parties intend for the covenants of Sections 6.4.1 and 6.6 to be enforceable to the maximum extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.4.1 or 6.6 is invalid or unenforceable, the parties hereto agree that such term or provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Sellers agree that the Restricted Period applicable to the Sellers shall be tolled, and shall not run, during the period of any breach by any Seller of any such covenants. No breach of any provision of this Agreement shall operate to extinguish each Seller’s obligation to comply with the provisions of Sections 6.4.1 and 6.6.

6.7  Transfer of Certain Funds Received Post-Closing. With respect to any and all amounts received or collected by the Sellers from and after the Closing (a) attributable to, or in respect of, any Asset and (b) which become the property of the Buyer as a result of the consummation of the Contemplated Transactions, the Sellers shall promptly provide notice of such receipt or collection to the Buyer and promptly pay (and in any event within five Business Days of their receipt or collection) to the Buyer any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by the Buyer or by other means acceptable to the Buyer.

6.8  Prohibition on the Use of Name. From and after the Closing Date, each Seller shall not use, and shall cause all each of its Affiliates following the Closing to cease using, directly or indirectly, the names “Carolina Stone”, “Carolina Stone Holdings, Inc.”, “Carolina Stone Distributors, Inc.” and the other names disclosed on Schedule 3.12.1 in any trademark, trade name, domain name, address, corporate name, symbol or identifier or any derivatives thereof or any marks confusingly similar thereto.

6.9  Access to Records and Employees After Closing. For a period of six (6) years after the Closing Date, the parties shall afford one another and their respective Representatives reasonable access to all of the books and records related to the Business and their employees related to the Business to the extent that such access may reasonably be required by the other parties in connection with Tax or litigation matters (excluding litigation between the Companies, the Buyer or any Affiliate of the Buyer, on the one hand, and the Owners or the Seller Entity or any of their respective Affiliates, on the other hand, which records shall be subject to disclosure rules applicable to such litigation) relating to the Business prior to the Closing Date, or following the Closing Date as it relates to any post-Closing obligation. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours, and the requesting party shall be responsible for any costs or expenses incurred by them pursuant to this Section 6.9, except for reasonable out-of-pocket expenses incurred by the party of whom the request was made.

6.10  Notice of Certain Events.

6.10.1  From the date hereof until the Closing, the Seller Entity and the Owners shall promptly notify Buyer in writing of:

(a)  any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 9.1 to be satisfied;

(b)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)  any Actions commenced or threatened against, relating to or involving or otherwise affecting the Business, the Companies or the Assets s that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.21 or that relates to the consummation of the transactions contemplated by this Agreement.

6.10.2  From the date hereof until the Closing, the Buyer shall promptly notify the Sellers in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer hereunder not being true and correct or (B) has resulted in, or could reasonably be expected to, the failure of any of the conditions set forth in Section 9.2 to be satisfied.

6.10.3  A party’s receipt of information pursuant to this Section 6.10 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other party in this Agreement and shall not be deemed to amend or supplement the schedules attached to this Agreement on the date hereof.

6.11  Non-Disparagement. The Sellers agree, following the Closing Date, not to, and shall direct any of their executives not to, disparage or criticize the Business or the Buyer or any of its Affiliates, their management or their products or services, and not to otherwise do or say anything that could disrupt the good morale of employees of the Business or of the Buyer or any of its Affiliates or harm the interests or reputation of the Business or the Buyer or any of its Affiliates; provided, however, that the foregoing shall not (a) restrict or otherwise limit the ability to pursue any claim for indemnification pursuant to Section 7 hereof, including without limitation any disclosures made in connection therewith or (b) apply to any Action, including without limitation any disclosures made in connection with such Action. The Buyer agrees, following the Closing Date, not to, and shall direct any of their executives not to, disparage or criticize the Owners; provided, however, that the foregoing shall not (i) restrict or otherwise limit the ability to pursue any claim for indemnification pursuant to Section 7 hereof, including without limitation any disclosures made in connection therewith, (ii) apply to any employee or management discussions, including without limitation compensation, or (iii) apply to any Action, including without limitation any disclosures made in connection with such Action.

6.12  Further Assurances. From and after the Closing Date, upon the request of any Seller or the Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. The Sellers shall provide all cooperation reasonably requested by the Buyer (at no cost to the Sellers) in connection with any effort by the Buyer to establish, perfect, defend, or enforce its rights in or to the Assets, including executing further consistent assignments, transfers and releases, and causing its representatives and agents to provide good faith testimony by affidavit, declaration, deposition or other means. The Sellers will refer all customer inquiries relating to the Business to the Companies and/or the Buyer from and after the Closing. Each Seller shall, and shall cause its respective Affiliates and their respective representatives and other agents to, cooperate and assist the Buyer with an orderly transition of the Business to the Buyer.

7.  indemnification

7.1  Indemnification by the Sellers.

7.1.1  Indemnification. Subject to the limitations set forth in this Section 7, each Owner and the Seller Entity will jointly and severally indemnify and hold harmless the Buyer, and each of its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement or the Acquisition Agreements), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a)  any breach of, or inaccuracy in, any representation or warranty made by the Sellers in this Agreement (including any schedule, annex or exhibit hereto) or in any Ancillary Agreement (including any schedule, annex or exhibit thereto) (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect”, were deleted therefrom);

(b)  any breach or violation of any covenant or agreement of the Sellers (including under this Section 7) in or pursuant to this Agreement;

(c)  (i) any Taxes (or the non-payment thereof) (1) imposed with respect to the Assets or the Business for any period (or a portion thereof) ending on or before the Closing Date, (2) imposed on the Companies for any period (or a portion thereof) ending on or before the Closing Date, (3) any of the Owners or the Seller Entity or any of their respective Affiliates for any taxable period, and (4) of any Person (other than Companies, any of the Owners, the Seller Entity or any of their respective Affiliates) imposed on any Buyer Indemnified Person as a transferee or successor, by operation of any Legal Requirement or otherwise to the extent such liability arose as a result of activities of the Companies or any of their Affiliates occurring, or contracts that the Companies or any of their Affiliates was a party to, on or prior to the Closing Date, and any employment Taxes and any other Taxes required to be deducted, withheld and paid to any Governmental Authority as a result of the consummation of the transactions contemplated pursuant to this Agreement or any Ancillary Agreement and the payments arising therefrom;

(d)  any fraud of any of the Owners; or

(e)  the Specified Liabilities.

7.1.2  Monetary Limitations. Each Owner and the Seller Entity will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 7.1.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty unless the aggregate amount of all such Losses exceeds $50,000 (at which point each Owner and the Seller Entity will, subject to Section 7.6, indemnify the Buyer Indemnified Persons for all such Losses from the first dollar) (the “Indemnity Basket”); provided, however, that the Indemnity Basket will not apply to (i) claims for indemnification pursuant to Section 7.1.1(a) in respect of breaches of, or inaccuracies in, the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4(f) (Breach of Organizational Documents), 3.7 (Absence of Undisclosed Liabilities), 3.10.1 (Title to Assets), 3.14 (Tax Matters), 3.15 (Employee Benefit Plans), 3.16 (Environmental Matters), 3.20.3 (Employees), 3.24 (No Brokers), 4.1 (Power and Authorization) or 4.4 (No Brokers) of this Agreement (collectively, “Seller Fundamental Representations”) or (ii) claims based upon intentional or criminal conduct or fraud. Claims for indemnification pursuant to Section 7.1.1(a) (other than claims for indemnification in respect of breaches of, or inaccuracies in, Seller Fundamental Representations or claims based upon intentional or criminal conduct or fraud) will not exceed $2,500,000. Claims for indemnification pursuant to Section 7.1.1(a) in respect of breaches of, or inaccuracies in, Fundamental Representations or claims based upon intentional or criminal conduct or fraud and claims for indemnification pursuant to any provision of Sections 7.1.1(b), 7.1.1(c) and 7.1.1(d) are not subject to the monetary limitations set forth in this Section 7.1.2.

7.2  Indemnity by the Buyer.

7.2.1  Indemnification. Subject to the limitations set forth in this Section 7, the Buyer will indemnify and hold harmless each Seller and its respective Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a)  any fraud of the Buyer or any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement (including any schedule, annex or exhibit hereto) or in any Ancillary Agreement (including any schedule, annex or exhibit thereto) (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect”, were deleted therefrom);

(b)  any breach or violation of any covenant or agreement of the Buyer (including under this Section 7) of any covenant or agreement of the Buyer in or pursuant to this Agreement; or

(c)  any Taxes (or the non-payment thereof) (i) imposed with respect to the Assets or the Business for any period (or a portion thereof) beginning after the Closing Date, (ii) imposed on the Companies for any period (or a portion thereof) ending after the Closing Date (iii) imposed on Buyer or any of its Affiliates for any taxable period, and (iv) of any Person (other than Buyer and its Affiliates) imposed on any Seller Indemnified Person as a transferee or successor, by operation of any Legal Requirement or otherwise to the extent such liability arose as a result of activities of the Buyer or any of its Affiliates occurring after the Closing Date.

7.2.2  Monetary Limitations. The Buyer will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 7.2.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty unless the aggregate amount of all such Losses exceeds the Indemnity Basket (at which point the Buyer will indemnify the Seller Indemnified Persons for all such Losses from the first dollar). The Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 7.2.1(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty will not exceed $2,500,000. The foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 7.2.1(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Power and Authorization), 5.4(d) (Breach of Organizational Documents) or 5.5 (No Brokers) which claims will not exceed the Cash Purchase Price or (b) claims based upon intentional acts that constitute criminal conduct or fraud. Claims for indemnification pursuant to any other provision of Section 7.2.1 are not subject to the limitations set forth in this Section 7.2.2.

7.2.3  Wire Transfer Instructions. Any and all payments by the Buyer as an Indemnifying Paty to a Seller Indemnified Person will be paid by wire transfer of immediately available funds to an account or accounts designed by the appliable Seller Indemnified Persons within fifteen (15) days of being due.

7.3  Time for Claims. All representations, warranties, covenants and agreements set forth in this Agreement and each of the Ancillary Agreements shall survive the Closing; provided, however, that no claim may be made or suit instituted seeking indemnification pursuant to Sections 7.1.1(a) or 7.2.1(a) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

(a)  at any time, in the case of any breach of, or inaccuracy in, Seller Fundamental Representations;

(b)  at any time prior to the conclusion of the day that is thirty-six months after the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement or any Ancillary Agreement; and

(c)  at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation or criminal conduct.

Claims for indemnification pursuant to any other provision of Sections 7.1.1 and 7.2.1 are not subject to the limitations set forth in this Section 7.3. Notwithstanding any provision of this Agreement, the date or dates specified in the R&W Insurance Policy with respect to the time periods, including the time periods within which to make claims and/or regarding which any Buyer Indemnified Party may obtain recoveries under such policy shall govern such claims and/or recoveries under such policy.

7.4  Third Party Claims.

7.4.1  Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Section 7, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 7, except to the extent such delay actually and materially prejudices the Indemnifying Party.

7.4.2  Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 7.4.1. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim at its own expense with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (f) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (g) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

7.4.3  Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

7.4.4  Indemnified Party’s Control. If the Indemnifying Party (i) does not deliver the notice contemplated by clause (a) of Section 7.4.2, or the evidence contemplated by clause (b) of Section 7.4.2 within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim, (ii) is not permitted to defend the Indemnified Party against the Third Party Claim pursuant to Section 7.4.2, or (iii) otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 7.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 7.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 7.

7.4.5  Consent to Jurisdiction Regarding Third Party Claim. The Buyer, the Companies and the Sellers, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim.

7.5  Subrogation, etc. With respect to any claim brought by a Buyer Indemnified Person against any Owner or the Seller Entity relating to this Agreement and any of the Contemplated Transactions, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Buyer Entities with respect to any amounts owed by such Owner or the Seller Entity pursuant to this Section 7.

7.6  Sequence of Recovery. Any and all amounts payable by the Owners or the Seller Entity as Indemnifying Parties to a Buyer Indemnified Person will be paid (a) first, but solely with respect to claims for indemnification pursuant to Section 7.1.1(a), by the Buyer in an amount up to $50,000, (b) second, solely with respect to claims for indemnification pursuant to Section 7.1.1(a), by the R&W Insurance Policy and subject to the terms and conditions contained therein, (c) third, with respect to claims for indemnification pursuant to Section 7.1.1(a) with respect to Seller Fundamental Representations, claims for indemnification based upon intentional or criminal conduct or fraud and all other claims for indemnification pursuant to Section 7.1.1 (other than Section 7.1.1(a)), by a reduction of any amount outstanding under the Seller Note, (d) fourth, with respect to claims for indemnification pursuant to Section 7.1.1(a) with respect to Seller Fundamental Representations, claims for indemnification based upon intentional or criminal conduct or fraud and all other claims for indemnification pursuant to Section 7.1.1 (other than Section 7.1.1(a)), by a reduction of any amount then owed under the Earn-Out Agreement and (e) then, with respect to claims for indemnification pursuant to Section 7.1.1(a) with respect to Seller Fundamental Representations, claims for indemnification based upon intentional or criminal conduct or fraud and all other claims for indemnification pursuant to Section 7.1.1 (other than Section 7.1.1(a)), by the Owners or the Seller Entity by wire transfer of immediately available funds to an account or accounts designated by Buyer within fifteen (15) days of being due. Any and all amounts payable by the Buyer to a Seller Indemnified Person will be paid by wire transfer of immediately available funds to an account or accounts designated by the Seller within fifteen (15) days of being due. In the event a Buyer Indemnified Person asserts a right of recovery pursuant to Section 7 of this Agreement, such Buyer Indemnified Person shall provide written notice to the Indemnifying Parties specifying the amount to be recovered and the basis for recovery.  If the Indemnifying Parties object to the recovery in a writing sent to such Buyer Indemnified Party within ten (10) Business Days after receipt of such notice, such Buyer Indemnified Party and the Indemnifying Parties shall meet within thirty (30) days to attempt to resolve such dispute.  If the parties do not resolve the dispute, each party may pursue any available remedies to resolve such dispute, and such Buyer Indemnified Party shall not exercise any right of recovery until the Indemnifying Parties agree or a court of competent jurisdiction issues a final order not subject to appeal resolving the dispute in such Buyer Indemnified Party’s favor.  If the Indemnifying Parties fail to respond to such Buyer Indemnified Party’s written notice of its intent to exercise its right to recovery within ten (10) Business Days after receipt, such Buyer Indemnified Party may recover the undisputed amounts against any amount then owed or which shall become owing to the Indemnifying Parties in accordance with the sequence of recovery set forth in this Section 7.6.

7.7  Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Section 7 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 7 without regard to the availability of a remedy under any other provision of this Section 7. Each Buyer Indemnified Person’s right to indemnification shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by a Buyer Entity or any of their Affiliates at any time with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant or obligation of the Company or the Seller.

7.8  Tax Treatment. All indemnification and other payments under this Section 7 shall, to the extent permitted by applicable Legal Requirements, be treated for income Tax purposes as an adjustment to the purchase price.

7.9  Amount of Claim. The Purchase Price was determined based upon the amount of adjusted earnings before interest, Taxes, depreciation and amortization of the Companies for a pre-Closing period agreed to by the Buyer and Sellers prior to Closing times the Multiplier. Accordingly, the amount of any claim for indemnification shall equal the amount of such Loss multiplied by the Multiplier.

8.  TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Buyer and Sellers for certain Tax matters following the Closing Date:

8.1  Tax Indemnification. Each Seller shall jointly and severally indemnify the Companies, the Buyer, and each Buyer Affiliate and hold them harmless from and against any loss, claim, Liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Companies and their Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Companies or any of their Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any Person (other than Company and its Subsidiaries) imposed on the Companies or any of their Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, the Sellers shall have no obligation to indemnify Companies, their Subsidiaries, the Buyer, or any Buyer Affiliate against any Taxes to the extent that such Tax was included as a Liability in Actual Net Working Capital as finally determined pursuant to Section 2.6.

8.2  Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “ Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Companies and their Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Companies or any of their Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and their Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

8.3  Responsibility for Filing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies and their Subsidiaries that are filed after the Closing Date. The Buyer shall permit the Owners to review and comment on each such Tax Return described in the preceding sentence prior to filing.

8.4  Cooperation on Tax Matters.

8.4.1  The Buyer, the Companies, and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 8.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other party hereto’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and the Sellers agree (a) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other applicable party hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party hereto so requests, the Companies or the Sellers, as the case may be, shall allow the other applicable parties hereto to take possession of such books and records.

8.4.2  The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

8.4.3  The Buyer and the Sellers further agree, upon request, to provide the other parties hereto with all information that such party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

8.5  Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, no Company shall be bound thereby or have any Liability thereunder.

8.6  Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Owners and the Seller Entity when due, and the Owners will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

8.7  F Reorganization.

8.7.1  The parties hereto acknowledge that the F Reorganization is intended to be treated as a reorganization under Section 368(a)(1)(F) of the Code as described in Rev. Rul. 2008-18 The parties agree that, for U.S. federal (and to the extent possible, state, local and all other) income Tax purposes, the purchase by the Buyer of the membership interests shall be treated as the purchase by the Buyer of the assets of the Companies for federal income Tax purposes. No party hereto shall take a position inconsistent with the preceding sentences for any income Tax purposes. No Seller nor any of its Affiliates shall make any material changes to the F Reorganization without the Buyer’s prior written consent.

8.7.2  Other than as contemplated by the F Reorganization, prior to the Closing, no Owner will terminate or revoke, or take or allow any action that would result in the termination of, any election to be treated as an “S” corporation for federal income Tax purposes under Section 1362 of the Code or under any analogous or similar provision of U.S. state or local Law in each jurisdiction where any Company is required to file a Tax Return.

9.  Conditions to Closing

9.1  Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or waiver by the Buyer in its sole discretion) of the following conditions on or prior to the Closing Date:

9.1.1  the representations and warranties of the Sellers (a) in Section 3.5 shall be true and correct in all but de minimis respects as of the Closing Date as if made anew as of such date and (b) in Section 3.6.4 with respect to Schedule 3.6.4 shall be (i) true and correct in all respects on and as of the date hereof and (ii) true and correct in all respects as of the Closing Date (after giving effect to the delivery of an updated Schedule 3.6.4 attached to the certificate delivered pursuant to Section 9.1.7, if any) as if made anew as of the Closing Date;

9.1.2  the representations and warranties of any of the Sellers or the Companies in Section 3 (other than as specified in Section 9.1.1 above) or in any of the Ancillary Agreements shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

9.1.3  the Buyer will proceed to Closing following receipt of Estimated Net Working Capital solely for the purposes of proceeding with Closing (which, for the avoidance of doubt, does not, and shall not be deemed or construed to be, any express or implied consent, acknowledgement or agreement as to the amount of Actual Net Working Capital);

9.1.4  the Sellers and the Companies will have duly performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

9.1.5  no event, occurrence, fact, condition, change, development, or circumstance will have occurred since the date hereof which has or could reasonably be expected to have a Material Adverse Effect;

9.1.6  no applicable Law will have been enacted or made effective and no Governmental Order will have been issued or made that serves to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and no Action will have been commenced and be continuing that seeks to restrain, enjoin or prohibit the consummation of such transactions;

9.1.7  the Seller Entity shall have delivered to Buyer a certificate certifying to the matters described in Sections 9.1.1 through 9.1.6; and

9.1.8  the Buyer will have received the deliverables required to be made pursuant to Section 2.4 and an executed counterparty of the Wiggins Employment Agreement.

9.2  Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or waiver by Seller in its sole discretion) of the following conditions on or prior to the Closing Date:

9.2.1  the representations and warranties of the Buyer in Section 5 or in any of the Ancillary Agreements shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

9.2.2  no applicable Law will have been enacted or made effective and no Governmental Order will have been issued or made that serves to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and no Action will have been commenced and be continuing that seeks to restrain, enjoin or prohibit the consummation of such transactions;

9.2.3  the Buyer shall have delivered to Seller a certificate, executed by a duly appointed officer of Buyer, certifying to the matters described in Sections 9.2.1 and 9.2.2 and

9.2.4  the Sellers will have received the deliverables required to be made pursuant to Section 2.4.

10.  termination

10.1  Termination. Notwithstanding any other provisions of this Agreement, this Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing:

10.1.1  by the mutual written agreement of the Sellers, on the one hand, and the Buyer, on the other hand;

10.1.2  by the Sellers, on the one hand, or the Buyer, on the other hand, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to December 31, 2025 or such later date, if any, as the Sellers and the Buyer agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1.2 is not available to any party hereto whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

10.1.3  by the Sellers, on the one hand, and the Buyer, on the other hand, upon written notice to the other, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company does business has issued a Governmental Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Governmental Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1.3 is not available to any party hereto whose breach of any provision of this Agreement results in or causes such Governmental Order or other action;

10.1.4  by the Buyer, by written notice to the Sellers, if, after written notice to the Sellers describing the breach with specificity and the Sellers’ failure to cure within five (5) business days of receipt of such written notice: (a) the Sellers or the Companies have breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Sellers or the Companies such that the closing condition set forth in Section 9.1.4 would not be satisfied; or (b) there exists a breach of any representation or warranty of Sellers or the Companies contained in this Agreement or any Ancillary Agreement such that the closing condition set forth in Sections 9.1.1 or 9.1.2 would not be satisfied; or

10.1.5  prior to the Closing Date: (a) either Company makes a general assignment for the benefit of its creditors, commences a voluntary case or Action under any applicable bankruptcy, insolvency or reorganization Law seeking to be adjudicated as bankrupt or insolvent or consents to the entry of a Governmental Order for relief in an involuntary case or Action under any applicable bankruptcy, insolvency or reorganization Law; or (b) a court of competent jurisdiction enters a Governmental Order, which Governmental Order remains unstayed and in effect for sixty (60) days, under any applicable Law relating to bankruptcy, insolvency or reorganization that is for relief against the Company in an involuntary case, that appoints a custodian of either Company or for a substantial part of its property or that orders the winding up or liquidation of either Company; or

10.1.6  by Sellers, by written notice to the Buyer, if there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 9.2.1 would not be satisfied.

10.2  Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 10.1, this Agreement will become void and have no effect, without any liability or obligation to any Person in respect hereof or of the transactions contemplated hereby on the part of any Person party hereto, or such Person’s officers, managers, directors, employees, agents, Representatives, shareholders, members, or Affiliates, other than the provisions of Section 6.4 (Confidentiality), this Section 10.2 and Section 11 (Miscellaneous), and the definitions herein applicable to any of such provisions will survive any termination of this Agreement; provided, however, that nothing contained herein shall relieve any Person party hereto from liability for any pre-termination breach by such Person of any of its covenants or agreements set forth in this Agreement.

11.  MISCELLANEOUS

11.1  Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)  by hand (in which case, it will be effective upon delivery);

(b)  by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission);

(c)  by transmission email (in which case it will be effective upon sending); or

(d)  by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Owners:

David T. Clary

[___]

[___]

[___]

Edwin Stuart Powell III

[___]

[___]

[___]

with a copy to (which shall not constitute notice):

Schick Law PC

4711 Hope Valley Rd., Ste. 4F-#526

Durham, NC 2707

Attn: John-Paul Schick

Phone: [___]

Email: [___]

If to the Seller Entity :

D22L, Inc.,

1438 Third Avenue

Apt. 23B

New York, NY 10028 (267) 251-6195

[___]

[___]

with a copy to (which shall not constitute notice):

Schick Law PC

4711 Hope Valley Rd., Ste. 4F-#526

Durham, NC 2707

Attn: John-Paul Schick

Phone: [___]

Email: [___]

If to the Buyer, to it at:

c/o Brookstone Partners IAC, Inc.

232 Madison Avenue, Suite 600

New York, New York 10016

Attn: Matthew Lipman

Telephone number: [___]

Email: [___]

with a copy to (which shall not constitute notice):

Nixon Peabody LLP
70 W. Madison St., Suite 5200

Chicago, IL 60602

Attn: Robert A. Drobnak
Telephone number: [___]
Facsimile number: [___]
Email: [___]

Each of the parties to this Agreement may specify different address, Email, or facsimile number by giving notice in accordance with this Section 11.1 to each of the other parties hereto.

11.2  Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign this Agreement, all of its rights and interests hereunder and all of its liabilities and obligations hereunder on or prior to the Closing Date to CS Purchase Holdings LLC, a Delaware limited liability company, (b) assign this Agreement and any or all of its rights and interests hereunder after the Closing Date to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder so long as the Buyer is not relieved of any liability or obligations hereunder, (c) assign this Agreement and any or all of its rights and interest hereunder to any buyer of all or substantially all its assets or designate such buyer to perform its obligations hereunder and (d) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any provider of financing to the Buyer as collateral security. Except as expressly provided herein and the rights set forth in Section 7 with respect to the Buyer Indemnified Persons and the Seller Indemnified Persons, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

11.3  Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and the Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.4  Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

11.5  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a .pdf signature page) and each such counterpart signature page will constitute an original for all purposes.

11.6  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

11.7  Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.8  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

11.9  Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.10  Jurisdiction; Venue; Service of Process.

11.10.1  Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court for the District of Delaware for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

11.10.2  Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Actions only in the state or federal courts of Delaware. Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

11.10.3  Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

11.11  Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

11.12  Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.13  Attorneys’ Fees. In any Action to enforce or interpret the provisions of this Agreement, each party shall bear its own costs and expenses.

11.14  Certain Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

[Remainder of Page is Intentionally Blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement as of the date first above written.

The Buyer:	CAPSTONE HOLDING CORP., a Delaware corporation

	By:	/s/ Matthew Lipman
	Name:	Matthew Lipman
	Title:	CEO

The ownerS:

/s/ David T. Clary
David T. Clary, individually

/s/ Edwin Stuart Powell III
Edwin Stuart Powell III, individually

the seller entity:	D22L, Inc., a North Carolina corporation

	By:	/s/ David T. Clary
	Name:	David T. Clary
	Title:	President

EXHIBIT A

DESCRIPTION OF F REORGANIZATION

●	Prior to the date hereof, the Owners held all of the issued and outstanding capital stock of Carolina Stone Holdings, Inc., a North Carolina corporation (“Holdings Corp.”), and Holdings owns all of the issued and outstanding capital stock of Carolina Stone Distributors, Inc. (“Distributor Corp.”).

●	In anticipation of the Closing, the Owners caused a reorganization to be consummated through the following transactions, effected in the following order and consistent with Section 368(a)(1)(F) of the Code and IRS Revenue Ruling 2008-18 (collectively, the "F Reorganization"): (i) the Seller Entity was incorporated by the Owners; (ii) the Owners contributed all of the issued and outstanding shares of Holdings Corp. to the Seller Entity in exchange for shares of capital stock of the Seller Entity, resulting in Holdings becoming a wholly owned subsidiary of the Seller Entity and Distributor Corp. continuing to be a wholly owned subsidiary of Holdings Corp.; (iii) the Seller Entity timely filed IRS Form 8869 for Holdings Corp., resulting in Holdings Corp. becoming a Qualified Subchapter S Subsidiary effective as of the date and time of the equity exchange described in clause (ii) (such date and time, the “F Reorganization Effective Time”) for U.S. federal income tax purposes.

●	Upon consummation of the F Reorganization, the Owners became the owner of all of the issued and outstanding capital stock of the Seller Entity, the Seller Entity became the sole owner of all of the issued and outstanding capital stock of Holdings Corp. and Holdings Corp. continues to hold all of the issued and outstanding capital stock of Distributor Corp.

●	Following the F Reorganization Effective Time and prior to the date hereof, Holdings Corp. converted into a limited liability company pursuant to a conversion executed under Delaware law (as so converted, “Holdings LLC”) and Distributor Corp. converted into a limited liability company pursuant to a conversion executed under Delaware law (as so converted, “Distributor LLC”), and after and as a result of the consummation of the conversions, (i) all of the issued and outstanding shares of Holdings Corp. converted into Holdings LLC’s membership interests, which continue to be owned beneficially and of record by the Seller Entity, and (ii) all of the issued and outstanding shares of Distributor Corp. converted into Distributor LLC’s membership interests, which are owned beneficially and of record by Holdings LLC.

A-1

EXHIBIT B

DEFINITIONS

As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, examination, audit, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Assets” means all the business, properties, assets, goodwill and rights of the Business of whatever kind and nature, real or personal, tangible or intangible, owned, leased, licensed, used or held for use or license by or on behalf of the Company, including the accounts receivable.

“Actual Net Working Capital” means (a) if no Notice of Disagreement is timely delivered to the Buyer, Closing Date Net Working Capital and (b) if a Notice of Disagreement is timely delivered to the Buyer, the amount of Working Capital calculated pursuant to the final Closing Balance Sheet as determined pursuant to Section 2.6.5.

“Affiliate” means, with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least ten percent (10%) of any class of the Membership Interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (c) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 10% of any class of Membership Interests at such time.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means (a) the Seller Note, (b) the Earn-Out Agreement, (c) the Subordination Agreement and (d) the Owners Certificate.

“Annual Financials” is defined in Section 3.6.1(a).

“Business” is defined in the Recitals.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer” is defined in the Preamble.

“Buyer WC Payment Amount” is defined in Section 2.6.4(a).

“Buyer WC Receipt Amount” is defined in Section 2.6.4(b).

“Cash Purchase Price” is defined in Section 2.2.

“Clary” is defined in the Preamble.

“Clary Employee Agreement” is defined in Section 2.4.2.

“Closing” is defined in Section 2.3.1.

“Closing Balance Sheet” is defined in Section 2.6.3.

“Closing Date” is defined in Section 2.3.1.

“Closing Date Net Working Capital” is defined in Section 2.6.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the recitals.

“Company Plan” is defined in Section 3.15.2.

“Compensation” means, with respect to any Person, all salaries, wages, commissions, consulting fees, compensation, bonuses, benefits or other remuneration of any kind or character whatever (including issuances or grants of Membership Interests), made directly or indirectly by the Company to such Person or Affiliates of such Person.

“Confidential Information” is defined in Section 6.4.1.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Holdings Membership Interests, and (b) the execution, delivery and performance of the Ancillary Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases (in accordance with GAAP) or purchase money financings, (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Distributor” is defined in the Preamble.

“Earn-Out Agreement” is defined in Section 2.2.

“Employee Plan” is defined in Section 3.15.1.

“Encumbrance” or “Encumbered” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” is defined in Section 3.15.3.

“Estimated Net Working Capital” is defined in Section 2.6.1.

“F Reorganization” is defined on Exhibit A.

“F Reorganization Effective Time” is defined Exhibit A.

“Financials” is defined in Section 3.6.1(b).

“FTC” means the Fair Trade Commission.

“Fundamental Representations” is defined in Section 7.1.2.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Hazardous Substance” is defined in Section 3.16.

“Holdings” is defined in the Preamble.

“Indemnity Basket” is defined in Section 7.1.2.

“Independent Accountant” is defined in Section 2.6.5.

“Indemnified Party” means a Buyer Indemnified Person or a Seller Indemnified Person, as applicable.

“Indemnifying Party” means (a) the Buyer, if in connection with a claim for indemnification by a Seller Indemnified Person, and (b) the Sellers, if in connection with a claim for indemnification by a Buyer Indemnified Person.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, however denominated, throughout the world, including all rights and interests pertaining to or deriving from: (a) patents and patent applications (including design patents), as well as any reissues, continuations, divisions, extensions or reexaminations thereof; (b) copyrights, copyrightable works, Software, proprietary designs, mask work rights and applications for registration thereof; (c) Confidential Information, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data and information, databases, formulae, research and development data and computer software or firmware; (d) trademarks, trade names, service marks, service names, brands, corporate names, proprietary logos, trade dress and logos, internet domain names and registrations and applications for registration thereof, together with all of the goodwill and activities associated therewith; © domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created; (f) usernames, passwords, handles, nicknames, display names and other identifiers of social media accounts; (g) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing and all rights thereunder; and (h) all Actions and rights to sue at law in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Interim Financials” is defined in Section 3.6.1(b).

“Job” means any project, engagement or activity whereby the Companies render services with respect to the Business.

“Leased Real Property” is defined in Section 3.11.1.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liability Policies” is defined in Section 3.23.

“Material Adverse Effect” means any change or effect that is, or could reasonably be expected to be, materially adverse to the Business, Assets, Liabilities, financial condition or results of operations of the Companies, taken as a whole, disregarding any changes or effects to the extent they arise out of (i) a deterioration in the industries or markets in which the Companies operate, (ii) changes in the financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) or conditions or any act(s) of terrorism, similar calamity or war, (iii) changes in applicable Legal Requirements or GAAP, or (iv) any action taken by the Companies with the Buyer’s consent or the taking of any action expressly required by this Agreement; provided, that, with respect to a matter described in any of the foregoing clauses (i), (ii), and (iii), such change, effect, event, circumstance or occurrence shall only be excluded to the extent such change, effect, event, circumstance or occurrence does not have a materially disproportionate effect on the Companies as compared to other comparable entities operating in the industry in which the Companies operate.

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above, and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (d) above in his capacity as such custodian or guardian.

“Membership Interests” means (a) any membership interest in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle to any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses, or gains of such Person.

“Most Recent Balance Sheet” is defined in Section 3.6.1(a).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(a).

“Multiplier” means 5.0.

“Necessary Permits” is defined in Section 3.13.2.

“Net Working Capital” means (i) the total current assets of the Companies, including accounts receivable, inventory, prepaid expenses and deposits, but excluding cash, minus (ii) the total current liabilities of the Companies, including accounts payable and accrued expenses and less any prepayments received by Companies from a customer prior to the Closing for which Buyer has assumed an obligation to ship goods to such customer.

“Notice of Disagreement” is defined in Section 2.6.5.

“Objection Period” is defined in Section 2.6.5.

“Off-the-Shelf-Software” means commercial software obtained from a third party on general commercial terms that continues to be widely available on such commercial terms that (i) had a retail value of $10,000 or less, (ii) is not material to the conduct of the Business, (iii) is used for business infrastructure or other internal purposes, and (iv) is not distributed with or incorporated in the Companies’ Products, or necessary for use or development of the Companies’ Products.

“Open Jobs” means any Job for which the Companies have not fully completed all of the services with respect to such Job.

“OSHA” means the federal Occupational Safety and Health Act of 1970 (“OSH Act”) (29 USC § 651 et seq.)

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owners Certificate” is defined in Section 2.4.4.

“Permits” means, with respect to any Person, any easement, license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Debt” means each item of Debt that the Buyer agrees will not be paid off and discharged at Closing, each as listed on Schedule 3.9.

“Permitted Encumbrance” means (a) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (b) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (c) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Leased Real Property and (d) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Powell” is defined in the Preamble.

“Powell Employee Agreement” is defined in Section 2.4.2.

“Pre-Closing Tax Period” is defined in Section 8.1.

“Post-Closing Adjustment” is defined in Section 2.6.4.

“Preparation Standards” is defined in Section 2.6.1.

“Products” is defined in Section 3.22.

“Purchase Price” is defined in Section 2.2.

“R&W Insurance Policy” is defined in Section 2.4.1.

“Real Property Leases” is defined in Section 3.11.1.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Seller” is defined in the Preamble.

“Seller Entity” is defined in the Preamble.

“Seller Executive” means each of Clary, Powell and Wiggins.

“Seller’s Knowledge” means the actual or constructive knowledge of any Seller Executive, in each case, after due inquiry into the matter or question at hand.

“Seller Indemnified Person” is defined in Section 7.2.1.

“Seller Note” is defined in Section 2.4.1.

“Specified Liabilities” means the claim disclosed on Schedule 3.21.

“Straddle Period” is defined in Section 8.2.

“Subordination Agreement” is defined in Section 2.4.1.

“Software” means computer software (whether in source code, object code or other format), application programming interfaces, graphical user interfaces, databases and data files, in each case together with all associated specifications and documentation.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat or unclaimed property obligation, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax allocation or tax indemnification agreement, arrangement or understanding, or as a result of being liable for another Person’s Taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes required to be file with any Governmental Authority, including any supporting statement, schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” is defined in Section 7.4.1.

“Transaction Expenses” is defined in Section 6.1.

“Treasury Regulations” means the temporary or final regulations promulgated under the Code.

“Wiggins” means Matthew Wiggins, an individual.

“Wiggins Employee Agreement” is defined in Section 2.4.1(g).

“Wiggins Sales Reward Agreement” means that certain Sales Reward Agreement, dated as of August 5, 2019, by and between Wiggins and Holdings Corp.

“Working Capital Holdback Amount” means $200,000.

“Working Capital Target Amount” means $1,387,500.

EXHIBIT C

EARN-OUT AGREEMENT

(See attached)

C-1

EXHIBIT D

SELLER NOTE

(See attached)

D-1

EXHIBIT E

SUBORDINATION AGREEMENT

(See attached)

E-1

EXHIBIT F

[RESERVED]

F-1

EXHIBIT G

OWNERS CERTIFICATE

(See attached)

G-1

EXHIBIT H

FINANCIALS

(see attached)

H-1